10.3

J. MICHAEL HEIL
38888 RIDGE DRIVE
SCIO, OR. 97374

Biography

 Since 1980 Mr. Heil has been involved with building, owning and operating Cable Television systems, Satellite Broadcast Networks, and other related communication companies. From 1980 to 1985 he built and operated cable television systems in Mesa, Arizona, which he sold to Cable America. In 1984 he started an Arizona based Communications Company, Hotel Movie Network a satellite programming and pay-per-view television company, which provided service to the hospitality industry to over 20,000 hotel rooms in the western United States. Mr. Heil pursued an acquisition of a Canadian Public Company, Television Entertainment Network where he combined the two companies and worked as Chairman and CEO until 1989. In 1990, he was asked to join the management team for the Washington D.C. based COMSAT as Director of Operations. At that time, COMSAT was the world’s largest operator of orbiting geostationary satellites and operated nearly 500,000 hotel pay-per-view rooms through out the United States. In 1994, he formed a new organization, Skylink America after successfully negotiating the purchase of a 240,000-subscriber satellite pay per view business from COMSAT and moved it to Oregon. After one year of operation he merged this business with a local communications and cellular company. In 1995 he co-founded, owned and managed a satellite transponder leasing company, Programming Services Inc. with leased time from Hughes Satellite. The company provided long term leased contracts for digital space segment to ATT, Broadcast International Inc and over a dozen Universities including A.S.U. Programming Services also operated four digital networks and an uplink and playback facility. The company up-linked the first digital premium pay content after successfully contracting with all the major movie studios for content. In 1996 Mr. Heil was offered a position as Chairman and CEO of an AMEX company, C3D Television Inc. C3D created a worldwide-patented technology that produced television special effects programming content. C3D was sold to a Korean media provider in 2000. In 2001 Mr. Heil went to work for TriStar Media, an Internet, print, and television Media marketing company which developed content and provided video commercials for cable television and the internet.
Mr. Heil is the Chief Executive Officer of Corridor Communication Corporation an Internet broadband provider to homes and businesses with offices in California and Oregon.